Exhibit 99.2

Contact:	Roger R. Hopkins, Chief Accounting Officer

(615) 890-9100

NHI Announces $700 Million Credit Facility

- Expands borrowing capacity, extends maturities, improves pricing -

MURFREESBORO, Tenn. – (March 27, 2014) National Health Investors, Inc. (NYSE:NHI) announced today it has entered into amended $700 million senior unsecured credit facilities that include a new $450 million revolving credit facility, a new $130 million term loan and existing $120 million term loans. The facilities can be expanded, subject to certain conditions, up to an additional $130 million. At closing, the new facilities replaced smaller credit facilities that originated on June 30, 2013 and provided for $370 million of total commitments.

The amended credit facilities provide for: (1) a $450 million unsecured, revolving credit facility that matures in March 2019 (inclusive of an embedded 1-year extension option) with interest at 150 basis points over LIBOR; (2) a $130 million unsecured term loan that matures in June 2020 with interest at 175 basis points over LIBOR of which interest of 3.91% is fixed with an interest rate swap agreement; and (3) two existing term loans which remain in place totaling $120 million, maturing in June 2020 and bearing interest at 175 basis points over LIBOR, a notional amount of $40 million being fixed at 3.29% until 2019 and $80 million being fixed at 3.86% until 2020.

Justin Hutchens, NHI’s CEO and President, noted, “With the closing of these credit facilities and the recent $200 million convertible senior note offering, NHI has successfully fixed a majority of its interest rate expense, extended maturities and expanded its borrowing capacity to support additional growth. We appreciate the bank group’s continued support of NHI’s business and capital plans.”

Wells Fargo Securities, LLC, BMO Capital Markets and KeyBank National Association were joint lead arrangers for the facilities and arranged a syndicate that included 11 banks. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were joint lead arrangers and joint bookrunners for the revolving credit facility. Capital One, National Association was joint lead arranger and joint bookrunner for the term loan. Other banks in the credit facilities are Regions Bank, Pinnacle National Bank, United Community Bank, Stifel Bank & Trust and UMB Bank.

About NHI

National Health Investors, Inc. (NYSE: NHI), a Maryland corporation incorporated and publicly listed in 1991, is a healthcare real estate investment trust (REIT) specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings, and hospitals. For more information, visit www.nhireit.com.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.

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